Exhibit 99.1

August 14, 2017 07:00 ET

PetroShare Corp. Issues Second Quarter 2017 Financial Results

ENGLEWOOD, CO—(Marketwired — August 14, 2017) - PetroShare Corp. (OTCQB: PRHR), a Colorado-based oil and gas exploration and production company with operations in the Wattenberg Field of the Denver-Julesburg Basin, today provided its 2017 second quarter financial results.

Second Quarter 2017 Highlights

•                  Revenues were $4.5 million for the three months ended June 30, 2017

•                  Operating income was $0.7 million for the three months ended June 30, 2017

•                  Net loss was $0.7 million and Adjusted EBITDA was $2.9 million for the three months ended June 30, 2017 (see further discussion regarding the presentation of Adjusted EBITDA in “Use of Non-GAAP Financial Measures” below)

Second Quarter 2017 Financial Results

The following tables present a comparison of results of operations for the three and six months ended June 30, 2017:

Net Sales Volumes	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Crude Oil (Bbls)	82,526.2	111,732.5
Natural Gas Liquids (Bbls)	18,758.4	20,576.6
Natural Gas (Mcf)	152,650.9	206,075.8
Sales Volumes: (BOE)	126,726.4	166,655.1
Average Daily Sales Volumes
Daily sales volumes (BOE/day)	1,392.6	920.7
Product Price Received
Crude Oil ($/Bbl)	$46.18	$45.02
Natural Gas Liquids ($/Bbl)	$14.57	$15.20
Natural Gas ($/Mcf)	$2.44	$2.79
Average Realized Price ($/BOE)	$35.17	$35.52

Per Unit Cost Information ($/BOE)

Lease Operating Exp.	$1.55	$2.57
Production taxes, gathering and marketing	$2.33	$2.91
DD&A Expense	$12.26	$12.02
Total G&A Expense	$13.23	$17.20

Crude oil, natural gas and NGL sales revenue was $4.5 million for the three months ended June 30, 2017, compared to $nil for the three months ended June 30, 2016. The revenue in the second quarter of 2017 came from the sale of crude oil, natural gas and NGLs produced primarily from horizontal wells in which we participated as a non-operator and which were placed in service primarily during the first quarter of 2017, and to a much lesser extent, the vertical wells that we acquired during 2016.

The Company’s 2017 second quarter net loss totaled $733,469, or $(0.03) per share compared to a net loss of $918,201 or $(0.04) per share in the 2016 second quarter. Adjusted EBITDA in the second quarter was $2,948,603 as compared to $(510,556) in the prior year quarter.

Operational Highlights

	# of Gross Wells on Pad, Permitted	Working Interest %	# of Wells Drilled	# of Wells Completed	# of Wells Turned to Sales
Shook Pad (operated)	14	45%	14	0	0
Jacobucci Pad (non-operated)	14	18%	14	14	14
Marcus Pad (non-operated)	24	11-15%	2	2	2
Riverdale Pad (non-operated)	11	11%	1	1	1
Total wells	63		31	17	17

Management Comment

Steve Foley, CEO of PetroShare commented, “Our transition from asset aggregation in the DJ Basin in 2016 to production and reserve growth this year is exemplified in our second quarter 2017 results.  Our primary strategy to create value by focusing on properties that meet certain geo-mechanical metrics is working well for the Company.  Many other operators are ramping up activities in areas where we have interests and our participation as a non-operator has increased as a result.  In addition to our non-operated activity, we are completing drilling operations of our operated Shook Pad, where we are presently drilling the last of 14 wells. Subject to available capital, we anticipate beginning completion operations in late Q4 2017 and continuing into Q1 2018.  The second quarter of 2017 was the first in the Company’s history with significant revenues, operating income and positive adjusted EBITDA (non-GAAP).  We believe we are well-positioned to improve upon those and other financial metrics, in a meaningful way, with an objective to create value for all shareholders in the future.”

About PetroShare Corp.

PetroShare Corp. is an independent oil and natural gas exploration and development company that targets capital deployment opportunities in established unconventional resource plays. Its current focus is in the Niobrara/Codell formations and adjacent oil and gas producing zones in the Rocky Mountain region with specific targets in the Wattenberg field within the DJ Basin of northeast Colorado. For more information, visit www.PetroShareCorp.com

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding PetroShare Corp.’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of reserves. All forward-looking statements in this press release are based upon information available to PetroShare Corp. on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s Forms 10-K and 10-Q filed with the SEC.

Condensed Financial Statements

Condensed financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the condensed financial statements, can be found in PetroShare’s Quarterly Report on

Form 10-Q for the period ended June 30, 2017, which we expect will be available on August 14, 2017 at www.sec.gov.

PETROSHARE CORP.

CONDENSED BALANCE SHEETS

	June 30, 2017 (unaudited)	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$4,659,276	$2,449,412
Other current assets	5,828,398	1,911,869
Total current assets	10,487,674	4,361,281

Oil and gas properties and other equipment	24,958,027	13,610,203
Property, plant and equipment, net	183,460	39,542
Other assets	53,707	15,758

Total assets	$35,682,868	$18,026,784

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	24,755,943	10,476,782

Notes payable, net of issuance costs	2,257,060	5,005,308
Asset retirement obligations	1,025,015	945,419
Other liabilities	111,903	23,128
Total liabilities	28,149,921	16,450,637

Shareholders’ equity:
Common stock and paid-in capital	20,256,597	11,427,189
Accumulated deficit	(12,723,650)	(9,851,042)
Total shareholders’ equity	7,532,947	1,576,147

Total liabilities and shareholders’ equity	$35,682,868	$18,026,784

PETROSHARE CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(2,872,608)	$(1,641,007)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation, and accretion	4,301,433	4,361
Share-based compensation	730,745	714,984
Other, non-cash items	23,123	17,039
Changes in operating assets and liabilities	2,482,005	251,924
Net cash provided by (used in) operating activities	4,664,698	(652,699)

Cash flows from investing activities:
Additions of furniture, fixtures and equipment	(164,346)	(14,158)
Development of crude oil and natural gas properties	(3,294,424)	(585,184)
Acquisitions of crude oil and natural gas properties — business combinations	—	(2,305,917)
Acquisitions of crude oil and natural gas properties	(2,695,226)	(1,173,906)
Net cash used in investing activities	(6,153,996)	(4,079,165)

Cash flows from financing activities:
Equity financing activities	—	95,000
Debt financing activities	3,699,162	3,600,000
Net cash provided by financing activities	3,699,162	3,695,000

Net increase (decrease) in cash and equivalents	2,209,864	(1,036,864)
Cash and equivalents at beginning of period	2,449,412	3,011,291
Cash and equivalents at end of period	$4,659,276	$1,974,427

PETROSHARE CORP.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Crude oil, natural gas, and NGL revenues	$4,457,502	$—	$5,918,887	$—

Expenses:
Lease operating expenses	196,474	1,382	428,680	120
Production taxes, gathering and marketing	294,678	4,031	484,640	5,473
Exploration costs	2,483	—	66,673	2,700
Depreciation, depletion, and accretion	1,576,343	2,314	2,049,681	4,360
Plugging expense	2,075	—	23,123	—
Impairment of crude oil and natural gas properties	—	318	—	17,039
General and administrative	1,676,587	875,344	2,866,669	1,554,920
Total expenses	3,748,640	883,389	5,919,466	1,584,612

Operating income (loss)	708,862	(883,389)	(579)	(1,584,612)

Other income (expense):
Interest income	144	138	246	501
Interest expense	(1,442,475)	(34,950)	(2,872,275)	(56,896)
Total other income (expense)	(1,442,331)	(34,812)	(2,872,029)	(56,395)

Net (loss)	$(733,469)	$(918,201)	$(2,872,608)	$(1,641,007)

Net (loss) per common share:
Basic and diluted	$(0.03)	$(0.04)	$(0.13)	$(0.08)

Weighted-average shares outstanding:
Basic and diluted	22,563,830	21,805,114	22,265,712	21,718,661

Use of Non-GAAP Financial Measures

We use non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the related GAAP measures, nor should they be considered superior to the related GAAP measures, and should be read together with financial information presented on a GAAP basis. Also, our non-GAAP measures may not be comparable to similarly titled measures of other companies.

This earnings release discusses Adjusted EBITDA, a non-GAAP financial performance measure that we believe is widely used in our industry as a measure of operating performance. We define Adjusted EBITDA as net income (loss) before (1) depreciation, depletion and accretion, (2) share-based compensation, and (3) interest expense, net. We exclude those items because they can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. The most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss).

Management and our Board of Directors use Adjusted EBITDA for purposes of evaluating company performance. We believe the Adjusted EBITDA provides useful information to investors and other stakeholders by allowing them to view our business through the eyes of management and our Board of Directors, facilitating comparisons of results across historical periods and focus on the underlying ongoing operating performance of our business.

Users should consider the limitations of using Adjusted EBITDA, including the fact that this measure does not provide a complete measure of our operating performance. Adjusted EBITDA is not intended to be an alternative to net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. In particular, Adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary expenditures, as this measure does not consider certain cash requirements, such as working capital needs, capital expenditures, contractual commitments, and interest payments.

The following table reconciles net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA, a non-GAAP financial measure:

PETROSHARE CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Three Months Ended June 30,
	2017	2016
Net (loss)	$(733,469)	$(918,201)
Depreciation, depletion, and accretion	1,576,343	2,314
Share-based compensation	663,398	370,519
Interest expense, net of interest income	1,442,331	34,812
Adjusted EBITDA	$2,948,603	$(510,556)

CONTACT INFORMATION

Investor Relations Contacts

Jon B. Kruljac

303-520-7479

Email: jkruljac@petrosharecorp.com

Steve Devanney

303-367-1667

Email: sdevanney@petrosharecorp.com

Web: www.PetroShareCorp.com